Exhibit 1(b)
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                                                      Draft -- February 20, 1996





                          LORD ABBETT INVESTMENT TRUST
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                                  AMENDMENT TO
                              DECLARATION OF TRUST
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     The undersigned, being at least a majority of the Trustees of Lord Abbett
Investment Trust, a Delaware business trust (the "Trust"), organized pursuant to a Declaration of Trust dated August 16, 1993 (the "Declaration"), do hereby establish, pursuant to Section 5.3 of the Declaration:

     (i)   a new Series of shares of beneficial interest, to be designated the
      - Lord Abbett U.S. Government Securities Series, which shares shall represent undivided beneficial interests in the assets of the Trust allocated to that Series pursuant to Section 5.4.1 of the Declaration. The shares of beneficial interest for the Lord Abbett U.S. Government Securities Series shall have the same rights and preferences as shares of the other Series as set forth in the Declaration.

     (ii)  a new class of shares for each Series of the Trust, to be designated
      -- the Class C shares of such Series. The initial class of shares of each Series shall be designated the Class A shares of such Series. Any variations between such classes as to purchase price, determination of net asset value, the price, terms and manner of redemption, special and relative rights as to dividends and on liquidation, and conditions under which such classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

     This instrument shall constitute an amendment to the Declaration.
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     IN WITNESS WHEREOF, the undersigned have executed this instrument this
_____ day of ____________, 1996.


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State of New York  )
                   )  ss.
Count of New York  )

     On _____________ ___, 1996, there personally appeared before me the above-named [insert names of Trustees executing amendment] who severally acknowledged the foregoing instrument to be their free act and deed.

                                        Before me



                                        --------------------------------------
                                        Notary Public


My commission expires



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